UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2008

Bucyrus International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50858	39-0188050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 500, 1100 Milwaukee Avenue,

South Milwaukee, Wisconsin 53172

(Address of principal executive offices, including ZIP code)

(414) 768-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 18, 2008, Bucyrus International, Inc. (the “Company”), and its special-purpose acquisition subsidiary, DBT Holdings GmbH, entered into a Third Addendum (the “Amendment”) to the December 16, 2006 Share Purchase Agreement (the “Agreement”) with RAG Coal International GmbH (the “Seller”), pursuant to which the Company purchased the shares of DBT GmbH on May 4, 2007. Pursuant to the Amendment, the parties agreed to a cash settlement of certain of the Company’s indemnification claims against the Seller under the Agreement, in exchange for the Company agreeing to an accelerated release of the lock-up and transfer restrictions on the 471,476 shares of the Company’s class A common stock issued to the Seller pursuant to the Agreement.

Under the original Agreement, with certain limited exceptions, Seller could not, without the Company’s prior written consent, directly or indirectly sell or otherwise transfer (i) any of its Company shares prior to May 4, 2008; (ii) more than 30% of its Company shares prior to May 4, 2009; and (iii) more than 60% of its Company shares prior to May 4, 2010. Pursuant to the Amendment, the Seller may now sell or transfer (subject to certain requirements to help ensure an orderly market distribution) up to 50% of its Company shares beginning on February 15, 2008, with the next 25% of its Company shares eligible for sale on or after May 4, 2009 and the final 25% eligible for sale on or after May 4, 2010.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Establishment of 2008 Target Performance Goals Under the Omnibus Plan

At the February 14, 2008 meeting of the Board of Directors (the “Board”) of the Company, the Board approved annual cash incentive award targets for 2008 for the Company’s executive officers pursuant to the Company’s Omnibus Incentive Plan 2007 (the “Omnibus Plan”) based upon the recommendations of the Compensation Committee of the Board. The Company’s Chief Executive Officer and Chief Financial Officer may earn cash bonuses for 2008 based 100% on Company performance objectives, and the Company’s Executive Vice President and Chief Operating Officers may earn cash bonuses for 2008 based 60% on the achievement of Company performance objectives and 40% on the achievement of business segment or regional performance objectives. The Company’s Treasurer may earn cash bonuses for 2008 based 80% on Company performance objectives and 20% on the achievement of approved individual performance objectives.

The Company performance objectives are a 75% and 25% weighted combination of the Company’s relative achievement in 2008 of the following two financial performance measures, respectively: consolidated earnings before interest, taxes, depreciation and amortization (“Consolidated EBITDA”) and consolidated return on assets (“Consolidated ROA”). For 2008, the threshold, target and maximum goals for Consolidated EBITDA are $359.8 million, $399.8 million and $449.8 million, respectively, and the threshold, target and maximum goals for Consolidated ROA are 10.8%, 12% and 13.5%, respectively. A cash bonus payment of 50% of each participant’s targeted bonus award relating to the Company performance objectives will be paid if the Company reaches each of the threshold goals. A cash bonus payment of 100% of each participant’s targeted bonus award relating to the Company performance objectives will be paid if the Company reaches each of the target goals. A cash bonus of 200% of each participant’s targeted bonus award relating to the Company performance objectives will be paid if the Company reaches each of the maximum goals. A pro-rata cash bonus payment will be paid if performance is between the target and maximum goals. No cash bonus payments relating to the Company performance objectives will be made if the Company’s performance is below the threshold goals. The business segment or regional performance objectives will be based on a weighted combination of the business segment or region’s relative achievement in 2008 of approved Consolidated EBITDA and Consolidated ROA targets.

Retirement of Directors

On February 14, 2008, each of Dr. Ronald A. Crutcher and Mr. Robert W. Korthals provided notice of his intention to retire from the Board. Each of Dr. Crutcher’s and Mr. Korthals’ retirement will be effective as of the Company’s Annual Meeting of Stockholders to be held on April 24, 2008.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

(2.1)	Third Addendum, dated February 18, 2008, to Share Purchase Agreement, dated December 16, 2006 by and among RAG Coal International GmbH, DBT Holdings GmbH, and Bucyrus International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUCYRUS INTERNATIONAL, INC.

Date: February 21, 2008	By:	/s/ Craig R. Mackus
Craig R. Mackus
Chief Financial Officer and Secretary

BUCYRUS INTERNATIONAL, INC.

Exhibit Index to Current Report on Form 8-K

Exhibit Number
(2.1)	Third Addendum, dated February 18, 2008, to Share Purchase Agreement, dated December 16, 2006 by and among RAG Coal International GmbH, DBT Holdings GmbH, and Bucyrus International, Inc.